TWL Corp. Announces Restructuring and Expense Reduction
Ongoing Efforts to Optimize Cost Structure and Boost Growth

Carrollton, Texas (October 8, 2007) - TWL Corporation (TWLP.OB, www.twlk.com), a leading provider of training and information content for business and government organizations, announced today that the Company has completed a comprehensive restructuring effort as part of its overall profitability recovery plan.

These actions are a component of completing the first phase of the recovery plan begun in May of 2006.  At that time management began a program to stabilize the Company’s declining revenues by reducing expenses, reorganizing sales, instituting new marketing initiatives and rebuilding production of core content and new programming.

The restructuring announced today involves more than a 21% reduction in staff effective September 28, 2007.  In addition, the Company plans to further reduce expenses associated with capital expenditures, travel and entertainment, sales commissions, outside contractors, employee benefits and online advertising.

As a result of these actions the Company projects an overall reduction in annualized expenses of approximately $3.96 Million, including $2.6 Million in the current 2008 Fiscal year.  The Company will incur a one-time charge for severance costs of up to $200,000 in the current fiscal quarter.

“These actions, while difficult, are essential to the goal of TWL becoming cash-flow positive by the third quarter of this year.  Although we feel that our sales prospects are very exciting, this expense reduction is projected to take us to break-even at current revenue levels,” said Dennis Cagan, President and Chief Executive Officer.  “I have been personally committed to getting our company back to profitability since I took over 17 months ago.  Our turn-around has been somewhat slower than I would like but we are making good progress.  This restructuring sets the stage for the successful achievement of our objectives,” continued Mr. Cagan.

Patrick Quinn, TWL’s Chief Financial Officer, commented, “A reduction in force is always a difficult experience for everyone involved.  However, we have succeeded in treating our departing colleagues with dignity and respect, and this aggressive action is a necessary step to meet our obligations to our shareholders.  We have recently completed our year-end audit and we are confident that our performance moving forward will speak for itself.”

The Company announced today that effective October 1, 2007 Mr. Cagan was elected to the additional position of Chairman of the Board of Directors, and Rick Thau, an independent director, was elected to the position of Lead Director.

About TWL Corporation (TWLP.OB) and its primary operating subsidiary TWL Knowledge Group, Inc.
TWL Knowledge Group, Inc. www.twlk.com is a leading provider of integrated learning solutions for compliance, safety, emergency preparedness, continuing education and skills development in the workplace.

Since 1986 TWL Knowledge Group, Inc. has met the training and education needs of more than 8 million professionals in the Industrial, Healthcare, Fire & Emergency, Government, Law Enforcement and Private Security sectors.

The Company produces and delivers education and workplace skills training content to organizations via global satellite television, the Internet as well as traditional media such as DVD, CD-ROM, and videotape.

Following are some of the products and respected brands under the umbrella of TWL Knowledge Group:

•	LETN™ - Law Enforcement Training Network
•	CBP-TV™ - Customs and Border Protection Television Network
•	FETN™ - Fire and Emergency Training Network
•	American Heat™
•	PULSE™
•	PSTN™ - Professional Security Training Network
•	API-U – American Petroleum Institute University
•	Homeland One™
•	Trinity Healthforce Learning™
•	Health and Science Television Network™
•	SafeStart™ - Industrial and Healthcare

4101 International Parkway . Carrollton, TX 75007
972.309.5555 . FAX 972.309.5105 . dennis.cagan@twlk.com